ACQUISITION OF OPPENHEIMER SELECT MANAGERS GARTMORE MILLENNIUM GROWTH FUND II

On September 4, 2003, the Fund acquired all of the net assets of Oppenheimer Select Managers Gartmore Millennium Growth Fund II, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Select Managers Gartmore Millennium Growth Fund II shareholders on August 29, 2003. The Fund issued (at an exchange ratio of 0.525672 for Class A, 0.537854 for Class B, 0.538216 for Class C, 0.524906 for Class N and 0.515156 for Class Y of the Fund to one share of Oppenheimer MidCap Fund 317,478; 38,399; 33,708; 11,483 and 52 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $4,460,569, $517,234, $453,714, $160,308 and $743 in
exchange for the net assets, resulting in combined Class A net assets of $430,352,457, Class B net assets of $328,027,097, Class C net assets of $102,832,057, Class N net assets of $15,671,309 and Class Y net assets of $16,967,112 on September 4, 2003. The net assets acquired included net unrealized appreciation of $858,837 and an unused capital loss carryforward of $1,913,251, potential utilization subject to tax limitations. The exchange qualified as a tax-free reorganization for federal income tax purposes.